Exhibit 10.4
CONSULTING AND SERVICES AGREEMENT

     This Consulting and Services Agreement (hereinafter "Agreement") is made and entered into this 1st day of September, 2015, by and between BlastGard International, Inc., a Foreign Corporation authorized to do business within the State of Florida including its wholly owned subsidiary, HighCom Security, Inc., with their principal place of business at 2451 McMullen Booth Road, Suite 212, Clearwater, Florida 33759, (hereinafter "Principal”) and Paul D. Sparkes, (hereinafter “Consultant").

WITNESSETH:

       WHEREAS, Principal is in the business of manufacturing and marketing proprietary blast mitigation materials and designs and distributes a range of leading security products;

       WHEREAS, Consultant is in the business of providing financial and business advisory and consulting services, and desires to provide such services to Principal pursuant to the terms and conditions of this Agreement; and

WHEREAS, Principal desires to engage the services of Consultant to perform such consulting and advisory services as set forth herein below, is in need of such services, and is able to pay for same.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for other good and valid consideration, the adequacy and receipt of which is hereby acknowledged, the parties hereby agree as follows:

1.  Engagement.  Principal hereby engages Consultant to render the consulting and advisory services set forth within this Agreement. Consultant hereby accepts the engagement and agrees to use his best efforts to perform the duties and services on behalf of Principal.

2.  Nature of Services and Duties.  Consultant shall make himself available to consult with Principal concerning matters pertaining to the organization and administration of Principal's business activities, and, in general, on any issues of concern or import in the business affairs of the Principal as may be brought to the attention of Consultant by Principal. Consultant shall further provide financial and consulting advice with respect to the ongoing business of the Principal including any business opportunities as may be contemplated by Principal or as may arise in the course of this Agreement. Consultant shall remain available to consult with Principal for other and further business and financial matters involving the business affairs of the Principal, as the Principal deems necessary.

3.  Compensation.  Principal shall pay to Consultant, as compensation for all such services provided pursuant to paragraph 2 herein above, and for other services reasonably related to such matters as authorized by Principal, a fair and reasonable compensation as set forth below:

a.  Compensation from Principal to Consultant shall be paid in common stock, warrants, options or such other securities of Principal as the parties may agree in writing.  The composition of such securities including the number of securities and any applicable “strike price” shall be pre-determined in writing.  The parties contemplate entering into a Stock Option Agreement contemporaneous with the execution of this Agreement.  Appended hereto as Exhibit A is the/any Stock Option Agreement as referenced herein;

b.  Additionally, the parties may agree that certain services may be provided by Consultant to Principal on an hourly basis, at a pre-determined hourly rate.  Any such Agreement needs to be established in writing, executed by Principal and Consultant, describing the nature and extent of such services and the compensation details; and

c. Also, the parties may agree that certain services may be provided by Consultant to Principal on a flat fee or otherwise agreed-upon basis, reflecting reasonable fees for services relating to specific transactions in which Consultant participates in the interest of Principal.

Principal makes no warranties as to any minimum or maximum amount of compensation for Consultant's services, nor does Consultant intend this Agreement to contemplate any minimum or maximum number of hours for which Consultant's services may be utilized during the terms of this Agreement.  All compensation due and owing hereunder shall be due and payable to Consultant each month within 30 days of the submission of Consultant's invoice to Principal.

4.  Costs, Expenses and Assistants of Consultant.   Consultant, subject to approval of the Principal, where necessary and reasonable, shall seek out and utilize the assistance and services of other persons, companies, or firms to properly perform the duties and obligations required under this Agreement, and Consultant shall by directly reimbursed by Principal for such assistance.  Notwithstanding the above, all costs and expenses reasonably incurred by Consultant in pursuit of services provided to Principal hereunder shall be approved by Principal and shall be chargeable directly to Principal via monthly invoices of Consultant. No individual cost item in the amount of $100 or greater shall be incurred by Consultant without prior consent of Principal, and in no event shall Principal be required to reimburse Consultant for any such cost item that has not been pre-approved by Principal.

5.  Term.  This Agreement shall be for a term of One (1)  year, commencing upon the date of execution by both parties hereto; provided, however, that any compensation which is vested under the provisions of Section 3 hereof are due and payable as provided herein.  This  Agreement shall automatically renew on an annual basis unless either party provides written notice of intent to terminate this Agreement no less than Thirty (30) days prior to the anniversary date of the execution of the Agreement. This Agreement may be terminated at any time by a mutual written agreement of the parties, and shall automatically terminate upon the dissolution or insolvency of either party hereto.

6.  Relationship of Parties.  The parties hereby acknowledge that Consultant is an independent contractor of Principal and is not authorized to act on behalf of Principal as its agent, except as may be specifically agreed otherwise. Consultant shall have reasonable control over the manner in which services are rendered hereunder. Nothing in this Agreement or in the course of conduct between the parties shall be deemed to constitute an employment, agency, joint venture, partnership or any other type of relationship between the parties other than the independent contractor status established hereby. Consultant shall not have the right or power to bind Principal to any contracts or agreements with any third party, nor shall Consultant have the right or power to direct any operations of the Principal not authorized specifically by Principal. The relationship created by this Agreement is that of a contract for consulting services.

7.  Limited Liability; Indemnification.

a.           With regard to services to be performed by Consultant pursuant to the terms of this Agreement, Consultant shall not be liable to the Principal, nor to anyone who may claim any right due to any relationship with the Principal, for any acts or omissions in the performance of services on the part of the Consultant or on the part of the agents or employees of the Consultant, except when said acts or omissions of the Consultant are due to his willfulness or intentional misconduct. Principal shall defend, indemnify and hold Consultant and its assigns, attorneys, accountants, employees, officers, and directors harmless from and against all losses, liabilities, judgments, damages, claims, demands, actions, proceedings, suits, costs, and expenses, presently or in the future, arising from or pertaining to the services rendered to the Principal pursuant to this Agreement, except when the same shall arise due to the willful misconduct of culpable negligence of Consultant.

8.  Non-exclusivity of Agreement.  Principal and Consultant acknowledge and agree that the instant Agreement is the rendering of consulting services.  The parties further agree that Consultant may provide business consulting services to others during the effectiveness of this Agreement.  However, the parties finally agree that Consultant will not, during the effective period of this Agreement, provide consulting services to any other entity which is engaged in the business of developing ballistic armor designs, specifications and producing final products.

 9.  Restrictive Covenant of Confidentiality, Non-Disclosure Information.

a.           Definition of Confidential Information.  For purposes of this Agreement, "confidential information" means that information disclosed by Principal to Consultant or otherwise obtained by Consultant as a result of activities undertaken pursuant to this Agreement, including but not limited to: the terms and conditions of this Agreement, any and all non-public financial, business and planning information relating to Principal's plans, research, concepts, product development, business relationships, marketing plans, business opportunities, business contacts, clientele, personnel, and all such other non-public technical or business information of Principal that Consultant comes to know or develop through Consultant's relationship with Principal. Confidential information further encompasses any such information Consultant reasonably should know Principal would like to treat as confidential for any purpose such as maintaining a competitive advantage, avoiding undesirable publicity, or maintaining potential business opportunities being developed by or for Principal and in which Consultant may participate. Confidential information, for purposes of this Agreement, does not include information that is now or subsequently becomes generally available for the public through no fault or breach of Consultant.

b.           Non-Disclosure and Non-Use of Confidential Information.  Consultant shall not disclose, publish or disseminate confidential information of Principal as defined hereinabove, to any persons other than those individuals or entities to whom disclosure of such information is authorized expressly by Principal. Consultant shall take reasonable precautions to prevent any unauthorized use, disclosure, publication or dissemination of such confidential information obtained as a result of Consultant's Agreement and relationship with Principal. Consultant shall not use such confidential information for its own or for any third party's benefit, including, but not limited to any business partners, employees, agents, directors, officers, affiliates or any individual or entity otherwise associated with or related to Consultant, without prior written approval of an authorized representative of Principal. Consultant shall only use such confidential information as part of the services contemplated to be provided to and for Principal in accordance with the terms of this Agreement.

10.  Trade Secrets.  Principal and Consultant agree that Principal has certain intellectual property and proprietary information consistent with this Agreement which shall and do constitute trade secrets with regard to ownership of the intellectual property by Consultant and/or its subsidiary, HighCom Security, Inc.  All provisions of the Florida Uniform Trade Secrets Act, Chapter 688, Florida Statutes, shall and do apply to any such product(s) and all prohibitions and damages provided under Chapter 688, Florida Statutes, shall and do apply.  Likewise, any and all trade secret acts of other states which may have concurrent jurisdiction over the acts and practices of the parties shall and do apply and all provisions of said acts of other states are considered as incorporated by reference into this Agreement.

11.  Non-Compete and Non-Solicitation.

a.  The Consultant agrees that during Consultant’s relationship with Principal under this Agreement and for an additional period of Three (3) years from and after the expiration of this Agreement or the earlier termination of this Agreement for any reason whatsoever (whether with or without cause), Consultant will not compete directly or indirectly with the Principal with respect to the development, marketing and sales of products involving the development of ballistic body armor designs, specifications and the producing of final product;

b.  The prohibitions contained in this provision apply throughout the United States and any and all other countries which have international treaty provisions within the United States which render this non-compete enforceable; and

                c.  If, at any time, a court of competent jurisdiction determines that either the time or area restrictions of this paragraph are invalid, the parties agree that the court may establish valid time and area restrictions and the parties agree to comply with these restrictions as established by the court of competent jurisdiction.  THESE PROVISIONS SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.

12.  Injunction Without Bond.  Due to the nature of this Agreement and the services provided hereunder, the parties acknowledge that a breach of the covenants contained in Paragraphs 9, 10 and 11 of this Agreement will result in irreparable injury to Principal and the only appropriate remedy for such breach would be an injunction.  Thus, in the event there is a breach or threatened breach by the Consultant of the provisions of Paragraphs 9, 10 and 11, the Principal shall be entitled to seek and obtain injunctive relief without the posting of a bond to restrain the Consultant from disclosing any confidential matters or trade secret matters from rendering service to any person, firm, corporation, association or other entity, and the Principal will be entitled to reimbursement for all costs and expenses, including reasonable attorney’s fees (both at the trial and appellate levels) in connection therewith.  THIS PROVISION SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.

13.  Waiver, Modification and Cancellation, Writing Required.  This Agreement may not be modified, amended or canceled except by a mutual agreement by an instrument in writing duly executed by the parties hereto. No waiver of compliance with any provision or condition hereof and no consent provided for herein shall be effective unless evidenced by an instrument in writing duly executed by the party hereto sought to be charged with such waiver or consent.

14.  Severability.  The invalidity or unenforceability of any particular provisions hereof shall not affect the remaining portions or provisions of this Agreement, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

15.  Attorney's Fees.  In the event it becomes necessary for either party herein to seek legal means to interpret, enforce or make demand upon the terms of this Agreement, the breaching party shall be liable to the non-breaching party for all reasonable attorney fees incurred in furtherance of resolution of such breach, whether or not litigation is filed, as well as attorney fees on appeal, travel expenses, deposition costs, expert witness expenses and fees, and any other costs of whatever nature and reason necessarily incurred by the prevailing party incident to the prosecution or defense of any action arising from or related to the subject matter of this Agreement, plus costs in all proceedings, trials and appeals. Notwithstanding the preceding sentence, and in no way limiting the scope or application of same, Principal shall be liable to Consultant for any fees, Attorney fees, costs, and related expenses incurred as a result of Consultant's collection activities concerning compensation due and owing pursuant to the terms of this Agreement, whether or not litigation is initiated.

16.  Venue.  The parties hereto understand and agree that venue shall be had, and is mandatory, in Pinellas County, Florida, to the exclusion of all other places of venue, for all matters which may arise under this Agreement.  In any dispute arising under this Agreement, there shall be concurrent jurisdiction between the Circuit Court of the State of Florida for the Sixth Judicial Circuit, Pinellas County, Florida and the American Arbitration Association (“AAA”) for purposes of temporary injunctive relief.  For all disputes arising under this Agreement, other than those involving the seeking of temporary injunctive relief as set forth in the preceding sentence, these matters shall be decided under the Commercial Arbitration Rules of the AAA.

17.  Governing Law.  This Agreement is governed solely and exclusively by the laws of the State of Florida.

18.  Entire Agreement.  This Agreement contains the entire understanding between the parties hereto with respect to the matters contemplated hereby, and this Agreement supersedes any and all prior understandings and written and oral agreements between the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.

WITNESSETH:	"Principal"
BLASTGARD INTERNATIONAL, INC.

/s/ Michael Gordon
By: Michael Gordon
Its: Chief Executive Officer

"Consultant"

/s/ Paul D. Sparkes
Paul D. Sparkes